                                                                    EXHIBIT 99.2

                             CAVALRY BANCORP, INC.

                 (PROPOSED HOLDING COMPANY FOR CAVALRY BANKING)

                            MURFREESBORO, TENNESSEE



                         PROPOSED MARKETING MATERIALS

                            DRAFT  NOVEMBER 4, 1997

                            Marketing Materials for
                                Cavalry Banking

                               Table of Contents
                               -----------------


I.        Press Release
          A.   Explanation
          B.   Schedule
          C.   Distribution List
          D.   Examples

II.       Question and Answer Brochure
          A.   Explanation
          B.   Method of Distribution
          C.   Example

III.      Officer and Director Brochure
          A.   Explanation
          B.   Method of Distribution
          C.   Example

IV.       Counter Cards, Lobby Posters and a Tombstone Announcement
          A.   Explanation
          B.   Quantity
          C.   Examples

V.        Community Meeting Invitation and Prospect Letters
          A.   Explanation
          B.   Examples

VI.       IRA Mailing
          A.   Explanation
          B.   Example

VII.      Letters
          A.   Explanation
          B.   Example

VIII.     Proxygram
          A.   Explanation
          B.   Example

                              I.  Press Releases

A.   Explanation

     In an effort to ensure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises Cavalry Banking to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

     Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.   Press Releases

     1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission

     2.   Close of Stock Offering

C.   Distribution Lists (see attached)

D.   Examples (see attached)

                       National Media Distribution List
                       --------------------------------

American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, Tennessee  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066


                               Local Media List
                               ----------------
                                 (Forthcoming)

D.   Press Release
                                         FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         Ed C. Loughry, Jr., President
                                         Telephone:  (615) 893-1234


                                CAVALRY BANKING
                                ---------------
                              STOCK SALE APPROVED
                              -------------------

     Murfreesboro, Tennessee, _________, 1998 - Ed C. Loughry, Jr., President of Cavalry Banking, Murfreesboro, Tennessee, announced today that Cavalry Banking has received approval from the Office of Thrift Supervision to convert from a federally chartered mutual savings institution to a federally chartered stock savings institution. In connection with the Conversion, Cavalry Banking has formed a holding company, Cavalry Bancorp, Inc. to hold all of the outstanding capital stock of Cavalry Banking.

     A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of Cavalry Banking on or about _________, 1998. Under the Plan of Conversion, Cavalry Bancorp, Inc. is offering an estimated ________ shares of common stock at $10.00 per share. Certain of Cavalry Banking's past and present depositors and borrowers will have the opportunity to purchase stock through a Subscription Offering that closes on _________, 1998. Shares that are not subscribed for during the Subscription Offering, if any, will be offered to the general public, with preference given to natural persons and trusts of natural persons who are permanent residents of Bedford and Rutherford Counties, Tennessee, in a Community Offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

     As a result of the Conversion, Cavalry Banking will be structured in the stock form, just like all commercial banks and an increasing number of savings institutions, and will become a subsidiary of Cavalry Bancorp, Inc.

     According to Mr. Loughry, "Our day to day operations will not change as a result of the Conversion, and deposits will continue to be insured by the FDIC up to the applicable legal limits".

     Cavalry Banking is headquartered in Murfreesboro, Tennessee. The Bank was chartered in ____. At December 31, 1997, Cavalry Banking had total assets of $_____ million and total equity of $___ million. Customers or interested members of the community with questions concerning the stock offering should call the institution at (615) _________ or visit Cavalry Banking's main office.

D.   Press Release                      FOR IMMEDIATE RELEASE
                                        ---------------------
                                        Contact: Ed C. Loughry, Jr., President
                                        Telephone: (615) 893-1234

                   CAVALRY BANCORP, INC. HOLDING COMPANY FOR
                   -----------------------------------------
                               CAVALRY BANKING,
                               ----------------
                       COMPLETES INITIAL STOCK OFFERING
                       --------------------------------

     Murfreesboro, Tennessee _________, 1998 - Ed C. Loughry, Jr., President of Cavalry Banking, Murfreesboro, Tennessee, announced today that Cavalry Bancorp, Inc., the proposed holding company for Cavalry Banking, has completed its initial common stock offering. It is anticipated that the common stock of Cavalry Banking Corporation will begin trading on the NASDAQ National Market System on _________, 1998 under the symbol "____". Trident Securities, Inc., the manager of the offering, will be a market maker in the stock. Cavalry Bancorp, Inc. will issue __________ shares of its common stock.

     The net proceeds contributed to Cavalry Banking upon conversion will substantially increase its capital. Cavalry Banking will use the funds contributed to it for general corporate purposes, including, initially, local lending and investment in short-term U.S. Government and agency obligations.

     On _________, 1998, Cavalry Banking's Plan of Conversion was approved by Cavalry Banking's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

     Mr. Loughry stated, "The Officers and Board of Directors of Cavalry Banking express their thanks for the response by customers and the community to the stock offering. Cavalry Banking looks forward to serving the needs of its customers as a stock institution."

                       II.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and Cavalry Banking will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.   Method of Distribution

     There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Cavalry Banking.

     2. Question and Answer brochures are available in Cavalry Banking's offices.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example

C.   Example

                                CAVALRY BANKING
                            MURFREESBORO, TENNESSEE


     Questions and Answers Regarding the Subscription and Community Offering


                          MUTUAL TO STOCK CONVERSION
                          --------------------------

CAVALRY BANKING'S Board of Directors has unanimously voted to convert CAVALRY BANKING from its present mutual form to a stock institution, subject to approval of the conversion by CAVALRY BANKING'S members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.   Q.   WHAT IS A "CONVERSION"?

     A. Conversion is a change in the legal form of organization. CAVALRY BANKING currently operates as a federally-chartered mutual savings institution with no shareholders. Through the conversion, CAVALRY BANKING will form a holding company, CAVALRY BANCORP, INC., which will ultimately own all of the outstanding stock of the CAVALRY BANKING. CAVALRY BANCORP, INC. will issue common stock in the conversion, as described below, and will be a publicly-owned company.

2.   Q.   WHY IS CAVALRY BANKING CONVERTING?

     A. As a federally-chartered mutual savings institution, CAVALRY BANKING does not have stock holders and has no authority to issue stock. By converting to the stock form of organization, CAVALRY BANKING will be structured in the form used by all commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of CAVALRY BANKING by providing a larger capital base from which it may operate, enhance future access to capital markets and, if desired, enhance CAVALRY BANKING'S ability to diversify and expand it's financial service-related activities. Currently, CAVALRY BANKING has no specific plans, agreements, arrangements or understandings regarding such diversification. In addition, operating as a stock institution also provides greater charter flexibility should CAVALRY BANKING determine to become either a state of national bank or a state-chartered savings bank.

3.   Q.   WILL THE CONVERSION HAVE ANY EFFECT ON SAVINGS ACCOUNTS,
          CERTIFICATES OF DEPOSIT OR LOANS WITH CAVALRY BANKING?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, CAVALRY BANKING'S deposit account holders will no longer have voting rights in Cavalry Banking, and will not have voting rights in CAVALRY BANCORP, INC. unless they purchase common stock of CAVALRY BANCORP, INC.

4.   Q.   WILL THE CONVERSION CAUSE ANY CHANGES IN PERSONNEL OR MANAGEMENT?

     A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.   Q.   DID THE BOARD OF DIRECTORS OF CAVALRY BANKING APPROVE THE
          CONVERSION?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on August 7, 1997.

     CONVERSION TO A TENNESSEE CHARTERED COMMERCIAL BANK
     ---------------------------------------------------

6.   Q.   WHEN WILL THE BANK CONVERSION BE UNDERTAKEN, IF AT ALL?

     A. If undertaken, the Bank Conversion would take place simultaneously with or as soon as practicable after the consummation of the Stock Conversion. The decision of the Board of Directors of CAVALRY BANKING whether or not to undertake the Bank Conversion will depend on the economic and regulatory climate at that time, among other factors.

7.   Q.   WHAT APPROVALS MUST BE RECEIVED BEFORE THE BANK CONVERSION BECOMES
          EFFECTIVE?

     A. In addition to the adoption of the Plan of Conversion by the Board of Directors of CAVALRY BANKING, which occurred on August 7, 1997, the Bank Conversion must be approved by the Office of Thrift Supervision and the Tennessee Department of Financial Institutions. The Board of Governors of the Federal Reserve System also must approve the application of CAVALRY BANCORP, INC. to become a bank holding company. Finally, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by CAVALRY BANKING'S voting members at a Special Meeting of Members that will be held on ________________, 1998 to consider and vote upon the Plan of Conversion.

                    THE SUBSCRIPTION AND COMMUNITY OFFERING
                    ---------------------------------------

8.   Q.   WHO IS ENTITLED TO SUBSCRIBE CAVALRY BANCORP, INC.  COMMON STOCK?

     A. Rights to subscribe for common stock will be given in order of priority to (i) depositors of CAVALRY BANKING with a $50.00 minimum deposit as of June 30, 1996 (the "Eligible Account Holders"); (ii) CAVALRY BANKING'S employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of CAVALRY BANKING, who are not Eligible Account Holders, with $50.00 or more on deposit as of December 31, 1997 (the "Supplemental Eligible Account Holders"); and (iv) depositors of CAVALRY BANKING as of ("Voting Record Date") and borrowers of CAVALRLY BANKING who had loans outstanding as of January 24, 1991, which continue to be outstanding as of _____, 1998. ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

          IT IS THE RESPONSIBILITY OF EACH SUBSCRIBER QUALIFYING AS AN ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER TO LIST COMPLETELY ALL ACCOUNT NUMBERS FOR QUALIFYING SAVINGS ACCOUNTS AS OF THE QUALIFYING DATE ON THE STOCK ORDER FORM.

          Shares that are not subscribed for during the Subscription Offering, if any, may be offered to the general public through a Community Offering with preference given to natural persons and trusts of natural persons who are permanent residents of Bedford and Rutherford Counties, Tennessee (the "Local Community"). It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

9.   Q.   HOW DO I SUBSCRIBE FOR SHARES OF STOCK?

     A. Eligible subscribers wishing to exercise their subscription rights must return the enclosed Stock Order Form to CAVALRY BANKING. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at CAVALRY BANKING on or prior to the close of the Subscription Offering which will be 12:00 noon, Central time, on ___________, 1998, unless extended.

10.  Q.   HOW CAN I PAY FOR MY SUBSCRIPTION STOCK ORDER?

     A. First, you may pay for your order in cash (if delivered in person to CAVALRY BANKING) or by check or money order. Subscription funds will earn interest at CAVALRY BANKING'S passbook rate from the day we receive them until the completion or termination of the conversion.

          Second, you may authorize us to withdraw funds from your CAVALRY BANKING savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

          If you want to use funds in your Individual Retirement Account held at CAVALRY BANKING to subscribe for stock, call our Stock Information Center at (615) ____________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ___________, 1998, to accommodate your order.

11.  Q.   WHEN MUST I PLACE MY ORDER FOR SHARES OF STOCK?

     A. To exercise subscription rights in the Subscription Offering, a Stock Order Form must be received by CAVALRY BANKING with full payment for all shares subscribed for not later than 12:00 noon, Central time, on ___________, 1998, unless extended.

          Non-customers desiring to order shares through the Community Offering, if any, must order shares before the close of the Community Offering, if any, which will be no sooner than 12:00 noon, Central time on ___________, 1998, unless extended.

12.  Q.   HOW MANY SHARES OF STOCK ARE BEING OFFERED?

     A. CAVALRY BANCORP, INC. is offering up to _________ shares of common stock at a price of $10.00 per share. The number of shares may be decreased to _________ or increased to _________ in response to the independent appraiser's final determination of the consolidated pro
                                                                          ---
          forma market value of CAVALRY BANCORP, INC.  and CAVALRY BANKING, as
          -----
          converted.

13.  Q.   WHAT IS THE MINIMUM AND MAXIMUM NUMBER OF SHARES THAT I CAN PURCHASE
          DURING THE OFFERING PERIOD?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250. The maximum purchase in the Subscription Offering for any person, together with associates or persons acting in concert, is 60,000 shares or $600,000.

14.  Q.   HOW WAS IT DETERMINED THAT BETWEEN _________ SHARES AND _________
          SHARES OF STOCK WOULD BE ISSUED AT $10.00 PER SHARE?

     A. The share range was determined through an appraisal of CAVALRY BANCORP, INC. and CAVALRY BANKING, as converted, by Ferguson & Company, an independent appraisal firm specializing in the thrift industry.

15.  Q.   MUST I PAY A COMMISSION ON THE STOCK FOR WHICH I SUBSCRIBE?

     A. No. You will not pay a commission on stock purchased in the Subscription Offering, the Community Offering, if any, or Syndicated Community Offering, if any.

16.  Q.   WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR STOCK PURCHASES?

     A. Yes. CAVALRY BANKING will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and Community Offerings until completion of the conversion.

17.  Q.   IF I HAVE MISPLACED MY STOCK ORDER FORM, WHAT SHOULD I DO?

     A. CAVALRY BANKING will mail you another order form, or you may obtain one from CAVALRY BANKING'S main office. If you need assistance in obtaining or completing a Stock Order Form, please call or visit the Stock Information Center.

18.  Q.   WILL THERE BE ANY DIVIDENDS PAID ON THE STOCK?

     A. The Board of Directors of the Holding Company anticipates paying quarterly cash dividends on the Common Stock, subsequent to the Conversion, at an annual rate equal to $.40 per share commencing in the first full quarter following the Conversion, subject to the following factors at the intended time of declaration and payment. In determining the amount of any dividend, the Board of Directors of the Holding Company will consider the following factors: the Bank's current and projected earnings, financial condition, regulatory capital requirements, including applicable statutory and regulatory restrictions on the payment of dividends, and other relevant factors. Accordingly, no present assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue. The Holding Company may pay stock dividends in lieu of or in addition to cash dividends, or may combine periodic special dividends with regular dividends.

19.  Q.   HOW MUCH STOCK DO THE DIRECTORS AND OFFICERS OF CAVALRY BANKING INTEND
          TO PURCHASE THROUGH THE SUBSCRIPTION OFFERING?

     A. Directors and executive officers intend to purchase approximately $__ million of the stock to be offered in the conversion (approximately
          _% if _________ shares are sold in the offering). The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

20.  Q.   ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE TO ANOTHER PARTY?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

21.  Q.   I CLOSED MY ACCOUNT SEVERAL MONTHS AGO.  SOMEONE TOLD ME THAT I AM
          STILL ELIGIBLE TO BUY STOCK.  IS THAT TRUE?

     A. If you were an account holder on the Eligibility Record Date (June 30, 1996) the Supplemental Eligibility Record Date (December 31,1997) or the Voting Record Date (________, 1998) you are entitled to purchase stock regardless of whether or not you continue to hold your CAVALRY BANKING account.

22.  Q.   MAY I OBTAIN A LOAN FROM CAVALRY BANKING USING STOCK AS COLLATERAL TO
          PAY FOR MY SHARES?

     A. No. Federal regulations do not allow CAVALRY BANKING to make loans for this purpose, but another financial institution may make a loan for this purpose.

23.  Q.   WILL THE FDIC (FEDERAL DEPOSIT INSURANCE CORPORATION) INSURE THE
          SHARES OF STOCK?

     A. No. The shares will not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

24.  Q.   WILL THERE BE A MARKET FOR THE STOCK FOLLOWING THE CONVERSION?

     A. CAVALRY BANCORP, INC. has never issued stock before, and consequently there is no established market for its common stock. CAVALRY BANCORP, INC. has received conditional approval to have the common stock listed on the NASDAQ National Market System under the symbol "____". Trident Securities, Inc. intends to make a market in the common stock. However, purchasers of common stock should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

25.  Q.   CAN I PURCHASE STOCK USING FUNDS IN A CAVALRY BANKING IRA ACCOUNT?

     A. Yes. Contact the Stock Information Center for additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ________, 1998, to accommodate your order.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

26.  Q.   AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE HELD TO
          CONSIDER THE PLAN OF CONVERSION?

     A. At the Special Meeting of Members to be held on ________, 1998, you are eligible to vote if you are one of the "Voting Members," who are holders of CAVALRY BANKING'S deposits or other authorized accounts as of ________, 1998, the "Voting Record Date" for the Special Meeting or if you are a borrower of CAVALRY BANKING with a loan outstanding as if January 24, 1991, which continues to be outstanding as of the Voting Record Date. However, members of record as of the close of business on the Voting Record Date who cease to be depositors prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

27.  Q.   HOW MANY VOTES DO I HAVE AS A VOTING MEMBER?

     A. Cavalry Banking's charter provides that each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Borrowers of CAVALRY BANKING are entitled to 1 vote for each loan outstanding as of January 24, 1991, which continues to be outstanding as of ________, 1998. No member may cast more than 1,000 votes.

28.  Q.   IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED, WILL I
          BE PROHIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION OFFERING?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the Subscription Offering or the Community Offering.

29.  Q.   WHAT HAPPENS IF CAVALRY BANKING DOES NOT GET ENOUGH VOTES TO APPROVE
          THE PLAN OF CONVERSION?

     A. The Conversion would not take place and CAVALRY BANKING would remain a mutual savings institution.

30.  Q.   AS A QUALIFYING DEPOSITOR OF CAVALRY BANKING, AM I REQUIRED TO VOTE?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

31.  Q.   WHAT IS A PROXY CARD?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have previously returned your proxy card.

32.  Q.   HOW DOES THE CONVERSION AFFECT ME?

     A. The conversion is intended, among other things, to assist CAVALRY BANKING in maintaining and expanding its many services to CAVALRY BANKING'S customers and community. By purchasing stock, you will also have the opportunity to invest in CAVALRY BANCORP, INC., the proposed holding company for CAVALRY BANKING. However, there is no obligation to purchase stock. The purchase of stock is strictly optional.

33.  Q.   HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK OFFERING?

     A. You may call the Stock Information Center, at (615) ___________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.


THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED AT A CAVALRY BANKING OFFICE OR BY CALLING THE STOCK INFORMATION CENTER. THERE SHALL BE NO SOLICITATION OF AN OFFER OR SALE OF STOCK IN ANY JURISDICTION IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

     THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                             FOR YOUR CONVENIENCE

In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call :

                               (615) __________

                      III.  Officer and Director Brochure


A.   Explanation

     An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.   Method of Distribution

     There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

     1. An Officer and Director Brochure is sent out in the initial mailing to all members of the Cavalry Banking.

     2. Officer and Director Brochures will be available in any of Cavalry Banking's offices.

     3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS

                                                 Anticipated         Anticipated       Percent of Shares
                                                  Number of             Dollar           at Maximum of
Name and Position                              Shares Purchased    Amount Purchased     Valuation Range
-----------------                              ----------------    ----------------    -----------------
William H. Huddleston, III
  Chairman of the Board

Ed C. Loughry, Jr.
  President, Chief Executive Officer
  and Director

Ronald F. Knight
  Executive Vice President, Chief
  Operating Officer and Director

Gary Brown
  Director

Frank E. Crosslin, Jr.
  Director

Tim J. Durham
  Director

Ed Elam
  Director

James C. Cope
  Director

Terry G. Haynes
  Director

Hillard C. "Bud" Gardner
  Senior Vice President and Chief
    Financial Officer

William S. Jones
  Senior Vice President and Trust
    Officer/ Investor Relations

David W. Hopper
  Senior Vice President and Trust
  Officer

R. Dale Floyd
  Senior Vice President

Ira B. Lewis, Jr.
  Vice President/CRA Compliance
  Officer and Secretary

M. Glenn Layne
  Vice President

Joy B. Jobe
  Vice President

Other Officers (__ persons)


TOTAL

THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY
  COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THERE SHALL BE NO SOLICITATION OF AN OFFER OR SALE OF STOCK IN ANY JURISDICTION IN WHICH ANY
      OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

 THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR
                                  GUARANTEED.

IV.  Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve three
                                                                       -----
     purposes: (1) As a notice to Cavalry Banking's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards may be used at Cavalry Banking's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters may be used at the offices of Cavalry Banking. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper.
     The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                                          POSTER



                                Cavalry Banking



                           STOCK OFFERING MATERIALS
                                AVAILABLE HERE



    Customer and Community Priority Rights, if any, for the Stock Offering
                           by Cavalry Bancorp, Inc.
                           Expire on ________, 1998

--------------------------------------------------------------------------------
 This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange
 Commission, the Office of Thrift Supervision or the Federal Deposit Insurance
  Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

  NEW ISSUE                                                     ________, 1998


                               UP TO _________ SHARES

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                                CAVALRY BANKING


                    of Murfreesboro, Tennessee will convert
                   from a federal mutual savings institution
                    to a federal stock savings institution
                   and become the wholly-owned subsidiary of

                             CAVALRY BANCORP, INC.

                                 COMMON STOCK

                                _______________

                            PRICE $10.00 PER SHARE
                                _______________

                  Copies of the Prospectus may be obtained in
                     any State in which this announcement
                 is circulated from such of the undersigned or
                          other brokers and dealers
                 as may legally offer these securities in such
                                    state.

                           TRIDENT SECURITIES, INC.

               For a copy of the Prospectus call (615) ________.

--------------------------------------------------------------------------------

                        V.  Community Meeting Materials


A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of Cavalry Banking submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

     Prospect Letters are sent to prospects when appropriate.

C.   Seminars for Customers

     Advertisements will be run in the newspaper inviting customers to a brief presentation and question and answer time.

D.   Examples enclosed

                                                             PROSPECT INVITATION

--------------------------------------------------------------------------------

                          The Directors and Officers

                                      of

                                Cavalry Banking

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

                  Cavalry Bancorp, Inc., our proposed holding

                                   company.


                    Please join us at one of the following

                                   meetings:
          Place                      Place                        Place

        Address                    Address                      Address

          Date                       Date                         Date

     at ____ p.m.               at ____ p.m.                 at ____ p.m.

                        Hors d'oeuvres will be served.


    Seating is limited, so please call (615) _______ if you plan to attend.

--------------------------------------------------------------------------------